Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Baker Hughes, a GE company:
We consent to the incorporation by reference in the registration statements (Nos. 333-227165 and 333-219141) on Form S-8 and (No. 333-216991) on Form S-4 of Baker Hughes, a GE company of our report dated March 16, 2017, except as to Note 17 which is as of December 4, 2017, and Note 1 which is as of November 13, 2018, with respect to the combined statement of financial position of GE Oil & Gas (a business within General Electric Company) as of December 31, 2016, and the related combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2016, which report appears in the Form 8-K of Baker Hughes, a GE company filed on November 13, 2018.
Our report refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.
/s/ KPMG S.p.A
Florence, Italy
November 13, 2018